UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 31, 2007
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)		75056 (Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of
Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) Clinton J. Coleman, an employee of Newcastle Capital Management, L.P., who has been serving as Interim Chief Financial Officer and interim principal accounting officer of Pizza Inn, Inc. (the “Company”) will relinquish those duties effective February 8, 2007, following the filing of the Company’s quarterly report on Form 10-Q for the quarterly period ended December 24, 2006.
(c) On January 31, 2007, the Company announced the appointment of Charles R. Morrison as Chief Financial Officer. Prior to joining the Company, Mr. Morrison, age 38, served as President of Steak and Ale and The Tavern, a restaurant company that is a division of Metromedia Restaurant Group, located in Plano, Texas from 2005 to November 2006. Mr. Morrison served from 2004 to 2005 as Chief Financial Officer for both Steak and Ale and Ponderosa (Ponderosa is also a restaurant company that is a division of Metromedia Restaurant Group). From 1997 to 2004, Mr. Morrison served in multiple roles as Vice President of Finance, Vice President of Product Management and Director of Strategic Planning for Kinko’s, Inc., a retailer of printing, copying and office solutions with annual revenues of approximately $2 billion. From 1996 to 1997, Mr. Morrison served as Director of Strategic Planning for Boston Market Corporation, a restaurant company based in Golden, Colorado. From 1990 to 1996, Mr. Morrison served various roles in finance and was Director of Strategic Planning for Pizza Hut Restaurants based in Dallas, Texas from 1995 to 1996. Mr. Morrison received a Bachelor of Science in Business Administration from Kansas State University in 1990.
Mr. Morrison has no family relationships with any other director or executive officer of the Company, and there are no transactions in which Mr. Morrison has an interest requiring disclosure under Item 404(a) of Regulation S-K.
The Compensation Committee of the Company’s Board of Directors has approved the following compensation arrangements for Mr. Morrison: (1) an annual base salary of $250,000, subject to annual review by the Company’s Chief Executive Officer and the Compensation Committee, (2) a one-time guaranteed bonus of $40,000 payable on June 24, 2007, and (3) beginning with the 2008 fiscal year, a bonus of up to 35% of base salary, upon meeting criteria established from time to time by the Compensation Committee.
The foregoing compensation arrangements are set forth in an employment offer letter sent by the Company to Mr. Morrison on January 26, 2007 and accepted by him on January 31, 2007 (the “Employment Letter”). The Employment Letter further provides that in the event Mr. Morrison’s employment is terminated by the Company without “cause” (as such term is defined in the Employment Letter), the Company must pay him severance benefits equal to (1) 3 months of his then current base annual salary and (2) medical, dental and other insurance benefits for the longer of three months following the date of his termination or the minimum period required by applicable law.
The foregoing description of the Employment Letter does not purport to be complete, and is qualified in its entirety by reference to the Employment Letter, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Morrison will assume the duties of principal financial officer and principal accounting officer of the Company effective February 8, 2007.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1 Employment Offer Letter dated as of January 26, 2007, between Pizza Inn, Inc. and Charles R. Morrison

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.
Date: February 6, 2007	By:	/s/ Timothy P. Taft
Timothy P. Taft, President
and Chief Executive Officer